SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement.	☐ Confidential, for use of the Commission
☐	Definitive Proxy Statement.	only (as permitted by Rule 14a-6(e)(2))

CNI Charter Funds

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: N/A

(2) Aggregate number of securities to which transaction applies: N/A

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4) Proposed maximum aggregate value of transaction: N/A

(5) Total fee paid: $0

☐	Fee paid previously with preliminary materials. N/A

☐

 Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: N/A

(2)	Form, Schedule or Registration Statement No.: N/A

(3)	Filing Party: N/A

(4)	Date Filed: N/A

CNI CHARTER FUNDS

AHA DIVERSIFIED EQUITY FUND

Dear Shareholder:

The shareholders of the AHA Diversified Equity Fund series of CNI Charter Funds (the “Trust”) are being asked to approve the appointment by the Trust’s Board of Trustees of AMBS Investment Counsel, LLC (“AMBS”) and SKBA Capital Management, LLC (“SKBA”) as sub-advisors to portions of the Fund effective October 1, 2006. They will replace Cambiar Investors, LLC, which resigned as sub-adviser to a portion of the Fund effective September 30, 2006. Freeman Associates Investment Management LLC continues to oversee a portion of the Fund, and CCM Advisors, LLC continues to serve as investment adviser to the Fund.

The Board of Trustees has concluded that appointing AMBS and SKBA as sub-advisers to portions of the Fund would serve the best interests of the Fund and its shareholders. The Board of Trustees recommends that you vote FOR the appointment of AMBS and SKBA after carefully reviewing the enclosed materials.

Your vote is important. Upon completing your review, please take a moment to sign and return your proxy card in the enclosed postage paid return envelope. If we do not hear from you after a reasonable amount of time you may receive a telephone call from us, reminding you to vote your shares. On behalf of the Board of Trustees, we thank you for your continued investment in CNI Charter Funds.

Sincerely,

Vernon C. Kozlen	Timothy G. Solberg
President & Chief Executive Officer	Vice President & Assistant Secretary

CNI CHARTER FUNDS

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

OF THE AHA DIVERSIFIED EQUITY FUND

To Be Held on September 25, 2006

A Special Meeting of Shareholders of the AHA Diversified Equity Fund (the “Fund”) will be held on September 25, 2006, at 10:00 a.m., local time, at 190 South LaSalle Street, Suite 2800, Chicago, Illinois 60603. At the meeting, we will ask the shareholders to vote on:

1.	Appointment of AMBS Investment Counsel, LLC as sub-adviser to a portion of the Fund;

2.	Appointment of SKBA Capital Management, LLC as sub-adviser to a portion of the Fund; and

3.	Any other matters that properly come before the meeting.

The Board of Trustees of CNI Charter Funds (the “Trust”) has unanimously approved Proposals 1 and 2. Please read the accompanying Proxy Statement for a more complete discussion of the Proposals.

Shareholders of the Fund of record as of the close of business on August 21, 2006, are entitled to notice of, and to vote at, the special meeting or any adjournment thereof.

You are invited to attend the Special Meeting. If you cannot do so, please complete and return in the enclosed postage paid return envelope the accompanying proxy, which is being solicited by the Board of Trustees of the Trust, as promptly as possible. This is important for the purpose of ensuring a quorum at the special meeting. You may revoke your proxy at any time before it is exercised by signing and submitting a revised proxy, by giving written notice of revocation to the Trust at any time before the proxy is exercised, or by voting in person at the special meeting.

By Order of the Board of Trustees,

Vernon C. Kozlen

President

August __, 2006

CNI CHARTER FUNDS

PROXY STATEMENT

TO SHAREHOLDERS OF THE AHA DIVERSIFIED EQUITY FUND

The Board of Trustees of CNI Charter Funds (the “Trust”) is sending this Proxy Statement to the shareholders of the AHA Diversified Equity Fund series of the Trust (the “Fund”) in connection with the solicitation of voting instructions for use at a special meeting of shareholders of the Fund (the “Meeting”) for the purposes set forth below and in the accompanying Notice of Special Meeting of Shareholders.

This Proxy Statement is being mailed on or about August [27], 2006 to the shareholders of the Fund of record as of August 21, 2006 (the “Record Date”). The Fund will bear the expenses incurred in connection with preparing this Proxy Statement. As of the Record Date, _______________ Institutional Class shares and _________ Class A shares of the Fund were issued and outstanding. Information on shareholders who owned beneficially more than 5% of the shares of the Fund as of the Record Date is set forth in Appendix A. To the knowledge of the Trust, the executive officers and trustees of the Trust as a group owned less than 1% of the outstanding shares of the Fund and of the Trust as of the Record Date.

INTRODUCTION

On August 10, 2006, the Board of Trustees approved AMBS Investment Counsel, LLC (“AMBS”) and SKBA Capital Management, LLC (“SKBA”) as sub-advisers to replace Cambiar Investors, LLC (“Cambiar”), which has resigned as sub-adviser to a portion of the Fund effective September 30, 2006. CCM Advisors, LLC (“CCMA”) continues to serve as investment adviser to the Fund, and Freeman Associates Investment Management LLC (“Freeman”) continues to serve as sub-adviser to a portion of the Fund. CCMA proposes to enter into sub-advisory agreements with each of AMBS and SKBA (each, a “Sub-Advisory Agreement”) effective October 1, 2006, to manage portions of the Fund, subject to the supervision of CCMA and the Trust’s Board of Trustees.

Under the terms of an exemptive order issued to the Trust by the Securities and Exchange Commission, CCMA and the Board of Trustees of the Trust are permitted to employ, terminate and modify the advisory agreements of unaffiliated sub-advisers without prior approval of the Trust’s shareholders. However, because CCMA, AMBS and SKBA are under common control (each of them is directly or indirectly majority owned by Convergent Capital Management LLC), the terms of the exemptive order do not apply to, and shareholder approval is therefore required for, the appointment of AMBS and SKBA as sub-advisers to the Fund.

PROPOSAL 1: APPOINTMENT OF AMBS INVESTMENT COUNSEL, LLC

The Board of Trustees has approved AMBS as sub-adviser to a portion of the Fund. None of the Trustees are “interested persons” of the Trust, CCMA or AMBS, as defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

In connection with its review of the proposed AMBS Sub-Advisory Agreement, the Board considered a variety of matters including the background, education and experience of AMBS key portfolio management and operational personnel; AMBS’ overall financial strength and stability; its regulatory compliance systems and procedures; its resources and related efforts to retain, attract and motivate capable personnel to serve the Fund; and the overall general quality and depth of AMBS’ organization. The Board also reviewed AMBS’ investment philosophies and processes as well as its brokerage, trading and soft dollar practices.

The Board reviewed information regarding the process by which CCMA selected AMBS and SKBA from an initial field of over 300 large cap value investment advisers, including performance and risk factor information for the nine finalists in the search. The Board noted that the performance of AMBS’ large cap value product was in the top quartile of performance of investment advisers in the PSN Large Cap Value Universe (published by Informa Investment Solutions, Inc.) for the three- and five-year periods ended March 31, 2006, and that it had significantly outperformed the Russell 1000 Value Index, which is the benchmark for the portion of the Fund proposed to be allocated to AMBS, for those periods. The Board also considered information presented by CCMA indicating the hypothetical performance of a model portfolio consisting of portions managed by AMBS, SKBA and Freeman, and noted that the performance of this combination of managers outperformed the Fund’s benchmark for the most quarters, during the three- and five-year time periods reviewed, as compared to the performance of five other model portfolios, each of which consisted of portions managed by Freeman and one of the five finalists in the search (including model portfolios with portions managed by Freeman and each of SKBA and AMBS separately).

The Board also reviewed information regarding the advisory fees proposed to be charged under the AMBS Sub-Advisory Agreement, noting that AMBS would be charging the same fees as those currently charged by Cambiar, and that such fees are lower than AMBS’ standard fee schedule for institutional clients. The Board also considered that CCMA pays the Fund’s sub-advisory fees out of CCMA’s advisory fee, and that the Fund’s asset levels were not so substantial that they could lead to significant economies of scale.

The Board also considered information prepared by AMBS relating to its projected costs and profits with respect to the Fund. The Board recognized that AMBS would not receive benefits other than investment advisory fees as a result of its relationship with the Fund, except the intangible benefits of the favorable publicity arising in connection with the Fund’s performance. The Board noted, however, that City National Bank and City National Securities, Inc., which are affiliates of AMBS, receive benefits in the form of fees paid for providing certain shareholder servicing and sub-distribution services to the Trust.

Based on its review, including its consideration of each of the factors referred to above, the Board concluded that the AMBS Sub-Advisory Agreement represents fair and reasonable compensation in light of the nature and quality of the services to be provided by AMBS to the Fund and its shareholders, and that approval of the Sub-Advisory Agreement was in the best interest of both the Fund and its shareholders.

Information Regarding AMBS Investment Counsel, LLC

AMBS’ principal offices are located at 1241 East Beltline, NE, Suite 150, Grand Rapids, Michigan 49525. AMBS is majority owned by Convergent Capital Management LLC, which is a wholly owned subsidiary of City National Corporation. AMBS has been providing investment management services to individual and institutional clients since 1982 and as of July 31, 2006, managed assets of approximately $536 million. AMBS has not previously provided investment advisory services to any mutual funds.

The names and principal occupations of each principal executive officer and managing member of AMBS, all located at 1241 East Beltline, NE, Suite 150, Grand Rapids, Michigan 49525, are listed below:

Name	Principal Occupation/Title
Barbara J. Demoor, CFA	President, Chief Executive Officer, Principal, Managing Member
Wayne A. Titche, CFA	Chief Investment Officer, Principal
Allan J. Meyers, CFA	Portfolio Manager, Principal
John K. Koczara, CFA	Portfolio Manager, Principal
Scott W. Wagasky	Director of Business Development, Principal

Terms of the Proposed Sub-Advisory Agreement

If approved by the shareholders of the Fund, the AMBS Sub-Advisory Agreement would continue in force until October 1, 2008, unless sooner terminated as provided in the Agreement. The Sub-Advisory Agreement would continue in force from year to year thereafter with respect to the Fund so long as it is specifically approved for the Fund at least annually in the manner required by the 1940 Act.

The Sub-Advisory Agreement would automatically terminate in the event of its assignment (as defined in the 1940 Act) and could be terminated with respect to the Fund at any time without payment of any penalty by CCMA or AMBS on sixty days prior written notice to the other party. The Sub-Advisory Agreement could also be terminated at any time without payment of any penalty by action of the Board or by a vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act) on sixty days’ prior written notice to AMBS by the Trust. In addition, the Sub-Advisory Agreement could be terminated immediately with respect to the Fund at any time upon written notice, without payment of any penalty, by CCMA, the Board, or a vote of a majority of the outstanding voting securities of the Fund if AMBS or any of its officers or directors breached any representation or warranty in the Agreement or took any action which resulted in a material breach of AMBS’ covenants under the Agreement. The Sub-Advisory Agreement would automatically terminate with respect to the Fund if the Investment

Management Agreement between CCMA and the Trust with respect to the Fund were terminated, assigned or not renewed.

Under the Sub-Advisory Agreement, AMBS would be entitled to an annual fee of 0.25% of the average daily net assets of the portion of Fund for which it would serve as sub-adviser. All sub-advisory fees would be paid by CCMA and not the Fund. Because CCMA would pay AMBS out of its own fees received from the Fund, there would be no “duplication” of advisory fees paid. There would be no increase in advisory fees to the Fund and its shareholders in connection with the addition of AMBS as a sub-adviser to a portion of the Fund.

Required Vote

Approval of the appointment of AMBS as a sub-adviser to a portion of the Fund will require the vote of a “majority of the outstanding voting securities of the Fund” as defined in the 1940 Act. This means the lesser of (1) 67% or more of the shares of the Fund present at the Meeting if the owners of more than 50% of the Fund’s shares then outstanding are present in person or by proxy, or (2) more than 50% of the outstanding shares of the Fund entitled to vote at the Meeting. If the appointment of AMBS is not approved, the Board of Trustees will take appropriate action to ensure continuity of management of the Fund after reviewing the available alternatives, which may include approving the allocation to Freeman of the portion of the Fund’s assets currently managed by Cambiar, or to another sub-adviser that is not affiliated with CCMA.

THE BOARD OF TRUSTEES RECOMMENDS THAT THE SHAREHOLDERS OF THE FUND APPROVE THE SUB-ADVISORY AGREEMENT BETWEEN CCMA AND AMBS.

PROPOSAL 2: APPOINTMENT OF SKBA CAPITAL MANAGEMENT, LLC

The Board of Trustees has approved SKBA as sub-adviser to a portion of the Fund. None of the Trustees are “interested persons” of SKBA, as defined in the 1940 Act.

In connection with its review of the proposed SKBA Sub-Advisory Agreement, the Board considered a variety of matters including the background, education and experience of SKBA’s key portfolio management and operational personnel; SKBA’s overall financial strength and stability; its regulatory compliance systems and procedures; its resources and related efforts to retain, attract and motivate capable personnel to serve the Fund; and the overall general quality and depth of SKBA’s organization. The Board also reviewed SKBA’s investment philosophies and processes as well as its brokerage, trading and soft dollar practices. The Board noted that it was familiar with SKBA’s performance as sub-adviser to the AHA Socially Responsible Fund series of the Trust.

The Board reviewed information regarding the process by which CCMA selected SKBA and AMBS from an initial field of over 300 large cap value investment advisers, including performance and risk factor information for the nine finalists in the search. The Board noted that the performance of SKBA’s large cap value product was in the top quartile of performance of investment advisers in the PSN Large Cap Value Universe for the three- and five-year periods ended March 31, 2006, and that it had significantly outperformed the Russell 1000 Value Index, which was the benchmark for the portion of the Fund to be allocated to SKBA, for those periods. The Board also considered information presented by CCMA indicating the hypothetical performance of a model portfolio consisting of portions managed by AMBS, SKBA and Freeman, and noted that the performance of this combination of managers outperformed the Fund’s benchmark for the most quarters, during the three- and five-year time periods reviewed, as compared to the performance of five other model portfolios, each of which consisted of portions managed by Freeman and one of the five finalists in the search (including model portfolios with portions managed by Freeman and each of SKBA and AMBS separately).

The Board also reviewed information regarding the advisory fees proposed to be charged under the SKBA Sub-Advisory Agreement, noting that SKBA would be charging the same fees as those currently charged by Cambiar, and that such fees are lower than SKBA’s standard fee schedule for institutional clients. The Board also considered that CCMA pays the Fund’s sub-advisory fees out of CCMA’s advisory fee, and that the Fund’s asset levels were not so substantial that they could lead to significant economies of scale.

SKBA was unable to provide an estimation of the profitability of its proposed relationship with the Fund. However, the Board determined that such profitability was likely to be reasonable based on the low fee rate proposed to be charged by SKBA to CCMA with respect to the Fund. The Board also recognized that SKBA would not receive benefits other than investment advisory fees as a result of its relationship with the Fund, except the intangible benefits of the favorable publicity arising in connection with the Fund’s performance. The Board noted, however, that City National Bank and City National Securities, Inc., which are affiliates of SKBA, receive benefits in the form of fees paid for providing certain shareholder servicing and sub-distribution services to the Trust.

Based on its review, including its consideration of each of the factors referred to above, the Board concluded that the SKBA Sub-Advisory Agreement represents fair and reasonable compensation in light of the nature and quality of the services to be provided by SKBA to the Fund and its shareholders, and that approval of the Sub-Advisory Agreement was in the best interest of both the Fund and its shareholders.

Information Regarding SKBA Capital Management, LLC

SKBA’s principal offices are located at 44 Montgomery Street, Suite 3500, San Francisco, California 94104. SKBA is majority owned by CCM Holdings III, LLC, which is a wholly owned subsidiary of Convergent Capital Management LLC, which in turn is a wholly owned subsidiary of City National Corporation. SKBA was formed in 1989 and provides value-oriented equity and fixed income strategies for corporate and public pension funds, endowments and foundations, operating funds and private investors. SKBA currently serves as the sole sub-adviser to the AHA Socially Responsible Equity Fund series of the Trust, for which it receives a fee of 0.25% of the Fund’s average daily net assets. As of July 31, SKBA managed assets of approximately $602 million.

The names and principal occupations of each principal executive officer and principal of SKBA, all located at 44 Montgomery Street, Suite 3500, San Francisco, California, 94104, are listed below:

Name	Principal Occupation/Title
Andrew W. Bischel, CFA	President, Chief Investment Officer
Kenneth J. Kaplan, CFA	Chairman, Chief Executive Officer
Josh Rothe	Principal, Director of Equity Research
Matthew D. Zuck, CFA	Principal, Senior Portfolio Manager & Securities Analyst
Shelley H. Mann	Principal, Director of Trading

Terms of the Proposed Sub-Advisory Agreement

If approved by the shareholders of the Fund, the terms of the SKBA Sub-Advisory Agreement would be substantially the same as those of the AMBS Sub-Advisory Agreement described above.

Under the Sub-Advisory Agreement, SKBA would be entitled to an annual fee of 0.25% of the average daily net assets of the portion of Fund for which it would serve as sub-adviser. All sub-advisory fees would be paid by CCMA and not the Fund. Because CCMA would pay SKBA out of its own fees received from the Fund, there would be no “duplication” of advisory fees paid. There would be no increase in advisory fees to the Fund and its shareholders in connection with the addition of SKBA as a sub-adviser to a portion of the Fund.

Required Vote

Approval of the appointment of SKBA as a sub-adviser to a portion of the Fund will require the vote of a “majority of the outstanding voting securities of the Fund” as defined in the 1940 Act. This means the lesser of (1) 67% or more of the shares of the Fund present at the Meeting if the owners of more than 50% of the Fund’s shares then outstanding are present in person or by proxy, or (2) more than 50% of the outstanding shares of the Fund entitled to vote at the Meeting. If the appointment of SKBA is not approved, the Board of Trustees will take appropriate action to ensure continuity of management of the Fund after reviewing the available alternatives, which may include approving the allocation to Freeman of the portion of the Fund’s assets currently managed by Cambiar, or to another unaffiliated sub-adviser.

THE BOARD OF TRUSTEES RECOMMENDS THAT THE SHAREHOLDERS OF THE FUND APPROVE THE SUB-ADVISORY AGREEMENT BETWEEN CCMA AND SKBA.

VOTING PROCEDURES

How to Vote

This proxy is being solicited by the Board of Trustees of the Fund. You can vote by mail or in person at the Meeting.

To vote by mail, sign and send us the enclosed Proxy voting card in the postage paid return envelope provided. If you vote by Proxy, you can revoke your Proxy by notifying the Secretary of the Trust in writing, or by returning a Proxy with a later date. You also can revoke a Proxy by voting in person at the Meeting. Even if you plan to attend the Meeting and vote in person, please return the enclosed Proxy card. This will help us ensure that an adequate number of shares are present at the Meeting.

Proxy Solicitation

In addition to the solicitation of proxies by mail, officers of the Fund and officers and employees of CCMA, without additional compensation, may solicit proxies in person or by telephone.

Quorom and Voting Requirements

The presence in person or by proxy of a majority of the outstanding shares of the Fund entitled to vote will constitute a quorum for the Meeting. If a quorum is not present, sufficient votes are not received by the date of the Meeting, or the holders of shares present in person or by proxy determine to adjourn the Meeting for any other reason, a person named as proxy may propose one or more adjournments from time to time to permit further solicitation of proxies. The Fund will count all shares represented by proxies that reflect abstentions and “broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or the person entitled to vote, and the broker or nominee does not have discretionary voting power on the matter) as shares that are present and entitled to vote for purposes of determining a quorum. A majority of shares represented at the meeting can adjourn the meeting. The persons named as proxies will vote in favor of adjournment those shares which they represent if adjournment is necessary to obtain a quorum or to obtain a favorable vote on any proposal. “Broker non-votes” will have the effect of votes against the proposal in connection with any motion for adjournment.

The Fund will count the number of votes cast “for” approval of each Sub-Advisory Agreement to determine whether sufficient affirmative votes have been cast. Assuming the presence of a quorum, abstentions and broker non-votes have the effect of negative votes.

Information Regarding the Officers and Trustees of the Trust

No officers or Trustees of the Trust are officers, employees, directors, general partners or shareholders of AMBS or SKBA. In addition, since October 1, 2005, the beginning of the Trust’s last fiscal year, no Trustee has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which either of AMBS or SKBA, any of its parents or subsidiaries, or any subsidiaries of a parent of any such entities, was or is to be a party.

GENERAL INFORMATION

The principal executive offices of the Trust are located at 400 North Roxbury Drive, Beverly Hills, California 90210. The principal executive offices of CCMA are located at 190 South LaSalle Street, Suite 2800, Chicago, Illinois 60603. City National Asset Management, Inc. (“CNAM”), an affiliate of CCMA located at the same address as that of the Trust, serves as an investment adviser to a number of series of the Trust. The Trust’s administrator is SEI Global Funds Services, Inc. and the Trust’s transfer agent is SEI Investments Management Corporation (d.b.a. SEI Institutional Transfer Agency), located at One Freedom Valley Drive, Oaks, Pennsylvania 19456. The Trust’s distributor is SEI Investments Distribution Co., located at the same address. The Trust’s custodian is U.S. Bank National Association, located at 123 South Broad Street, Philadelphia, Pennsylvania 19109. Counsel to the Trust is Paul, Hastings, Janofsky & Walker LLP, 515 South Flower Street, Los Angeles, California 90071.

In connection with the reorganization of the series of AHA Investment Funds, Inc. (the "AHA Funds") into corresponding newly formed series of the Trust, the Diversified Equity Fund series of the AHA Funds (the "AHA Diversified Fund") reorganized into the Fund effective October 1, 2005. As the investment adviser to the AHA Diversified Fund, CCMA received approximately $186,000 in fees during the year ended September 30, 2005, portions of which were paid to each of the AHA Diversified Fund's sub-advisers. CCMA will continue to provide investment advisory services, and City National Bank, an affiliate of CCMA, AMBS and SKBA, will provide services pursuant to the Trust's Rule 12b-1 distribution plan, to the Fund after the Sub-Advisory Agreements are approved.

The Trust will furnish, without charge, a copy of the most recent Annual Report and Semi-Annual Report to Shareholders of the Trust upon request. Requests for such reports should be directed to CNI Charter Funds, c/o SEI Investments Distribution Co., One Freedom Valley Drive, Oaks, Pennsylvania 19456, or by calling 1-888-889-0799.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5%

of the AHA Diversified Equity Fund

Class A Shares

Shareholder Name and Address	Percentage of Shares Owned as of ________ , 2006
______________________ ______________________	%

Shareholders Owning Beneficially or of Record More than 5%

of the AHA Diversified Equity Fund

Institutional Class Shares

Shareholder Name and Address	Percentage of Shares Owned as of ________ , 2006
______________________ ______________________	%
______________________ ______________________	%
______________________ ______________________	%
______________________ ______________________	%
______________________ ______________________	%

PROXY CARD

CNI CHARTER FUNDS

AHA DIVERSIFIED EQUITY FUND

This proxy is solicited by the Board of Trustees of CNI Charter Funds (the “Trust”) for use at a special meeting of shareholders of the AHA Diversified Equity Fund series of the Trust (the “Fund”) to be held on September 25, 2006.

The undersigned hereby appoints Timothy Solberg and Jon Hunt, and each of them, as attorneys and proxies of the undersigned, with the power of substitution and resubstitution, to attend, and to vote all shares of the AHA Diversified Equity Fund at the above-referenced meeting of shareholders and any adjournment or adjournments thereof, and to vote all shares of the Fund that the undersigned may be entitled to vote with respect to the following proposals in accordance with the specifications indicated, if any, and with all the powers which the undersigned would possess if personally present, hereby revoking any prior proxy to vote at such meeting. The undersigned hereby acknowledges receipt of the notice of special meeting of shareholders of the Fund and the proxy statement dated August [27], 2006.

Note: Please sign exactly as name(s) appear(s) hereon. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized officer. Each joint owner should sign personally. When signing as a fiduciary, please give full title as such.

__________________________________	__________________________________
Signature	Signature of joint owner, if any

__________________________________	__________________________________
Name of owner (printed)	Name of joint owner (printed)

_____________________________, 2006

Date

VOTE THIS PROXY CARD TODAY!

This proxy will be voted as specified below with respect to the action to be taken on each of the following proposals. In the absence of any specification, this proxy will be voted in favor of each proposal. The Board of Trustees recommends that you vote FOR each of the proposals below.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS.

Example: ☒

1.	To appoint AMBS Investment Counsel, LLC as sub-adviser to a portion of the Fund.

FOR	AGAINST	ABSTAIN
/ /	/ /	/ /

2. To appoint SKBA Capital Management, LLC as sub-adviser to a portion of the Fund.

FOR	AGAINST	ABSTAIN
/ /	/ /	/ /
3.	In their discretion, on any other matter that may properly come before the meeting.
PLEASE MARK, SIGN, DATE AND RETURN THIS
PROXY CARD PROMPTLY IN THE ENCLOSED
POSTAGE-PAID ENVELOPE OR BY FAX TO 312-444-6205.